Exhibit 10.22

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 8, 2026, by and between CIC Limited, a company formed under the laws of the Cook Islands with its principal office located at PO Box 104, Avarua, Rarotonga, Cook Islands (the “Company”) and American Ocean Minerals Corporation, a Delaware corporation with its principal office located at 400 N. Ashley Drive, Suite 190, Tampa, Florida 33602 (the “Holder” and together with the Company, the “Parties” and each a “Party”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

RECITALS:

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Holder has agreed to purchase a convertible promissory note (the “Note”) from the Company in the aggregate amount of up to U.S.$20,000,000 (the “Note Amount”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants set forth below, the parties, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. The following terms shall have the meanings set forth below:

(a)

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity.

(b)

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an Affiliate of another Person for purposes of this Agreement shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder. For the avoidance of doubt, the Holder is not an Affiliate of the Company as of the date of this Agreement.

(c)

“Amended and Restated Constitution” means the amended and restated constitution of the Company to be adopted by the Company’s stockholders prior to the closing of the Go Public Transaction, and providing for the matters described on Schedule 1(c).

(d)	“Business Day” means a day that is not a Saturday, Sunday or any other day which is a public holiday or bank holiday in the place where an act is to be performed or a payment is to be made.

(e)

“Change in Control” means the earlier of the entry into a definitive agreement providing for, or the effective date of: (A) a sale, lease, transfer or other disposition in one or a series of related transactions of any of the Company’s interests in the Exploration License or any licenses or permits for the Company’s concession associated with the Exploration License, or (B) a sale, lease, transfer or other disposition of more than 50% of the outstanding voting equity interests of the Company, in each case other than to the Holder or its Affiliates or pursuant to the Equity Exchange Agreement and Option Agreements.

(f)	“Class A Shares” means the Class A voting shares of the Company’s common stock.

(g)	“Class B Shares” means the Class B non-voting shares of the Company’s common stock.

(h)	“Class C Shares” means the Class C restricted shares of the Company’s common stock.

(i)	“Closing” means the Initial Closing or a Subsequent Closing, as applicable.

(j)	“Closing Date” means the Initial Closing Date or a Subsequent Closing Date, as applicable.

(k)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(l)

“Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by the Company or its subsidiaries in the conduct of their business and/or as currently proposed to be conducted.

(m)	“Company Intellectual Property Rights” means all right, title and interest in and to the Company Intellectual Property.

(n)	“Conversion Rate” has the meaning set forth in Section 2(d).

(o)	“Conversion Shares” means the Class A Shares to which the Holder is entitled upon exercise of its conversion option in accordance with Section 2(d).

(p)	Intentionally omitted.

(q)

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(r)

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (i) the presence, release of, or exposure to, any Hazardous Substances; or (ii) any actual or alleged non-compliance with any Environmental Law.

(s)

“Environmental Laws” means any Law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substances; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

(t)

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.

(u)

“Equity Exchange Agreement” means an Equity Exchange Agreement to be entered into among a publicly traded entity with shares listed on a recognized stock exchange in the United States and certain stockholders of the Company substantially in the form annexed hereto as Exhibit B.

(v)

“Exploration License” means the exploration license “EL 1” granted to the Company as license holder under the Seabed Minerals Act, pursuant to an application approved by Cook Islands Government on February 15, 2022, with a license start date of February 23, 2022 and a license end date of February 23, 2027, as such license may be renewed, extended, varied, replaced, substituted or reissued from time to time in accordance with the SBM Legislation.

(w)	“Exploration Regulations” means the Cook Islands Seabed Minerals (Exploration) Regulations 2020.

(x)	“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

(y)	“GAAP” means United States generally accepted accounting principles in effect from time to time.

(z)

“Government Official” means (i) any elected or appointed official (whether in the military, executive, legislative, or judicial branches of government) of a local, state, provincial, regional or national government (or of any department or agency of those types of government bodies), (ii) any government employee, part-time or full-time government worker, or anyone “acting in an official capacity” (i.e., acting under a delegation of authority from a government to carry out government responsibilities), (iii) any political party member, political party official, or candidate for political office, (iv) any official or employee of a public international organization such as the World Bank or United Nations, or of any department or agency of those types of organizations, or (v) any official, representative, or employee of a company that is under even partial ownership or control by a government.

(aa)

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign or other governmental or quasi-governmental authority, agency, board, bureau, commission, department, court, tribunal, or other instrumentality, or any regulatory, administrative or other body exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(bb)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

(cc)

“Go Public Transaction” means a transaction, or series of transactions, whereby either the shares in the capital stock of the Holder are listed on a recognized stock exchange in the United States, or all, but not less than all, of the issued and outstanding shares in the capital stock of the Holder have been acquired by a publicly traded entity with shares listed on a recognized stock exchange in the United States.

(dd)

“Hazardous Substances” means any substances, materials, or wastes that, because of their quantity, concentration, or physical, chemical, or infectious characteristics, may pose a present or potential hazard to human health or the environment when improperly used, stored, treated, disposed of, generated, manufactured, transported, or otherwise handled.

(ee)	Intentionally omitted.

(ff)	“Interest Payment Date” means March 31, June 30, September 30 and December 31 during which the Principal Amount, or any portion thereof, remains outstanding commencing on June 30, 2026.

(gg)

“International Anti-Corruption Laws” means all applicable United States, United Kingdom, European Union and other applicable jurisdictions’ anti-bribery, anti-corruption, and anti-money laundering Laws, including the FCPA.

(hh)	“International Trade Laws” means all applicable United States, United Kingdom, European Union and other applicable jurisdictions’ economic sanctions, export control, and import and customs Laws.

(ii)

“knowledge” including the phrase “to the Company’s knowledge”, means the actual knowledge of the Company’s officers and managers after reasonable investigation and assuming such knowledge as each such individual would have as a result of the reasonable performance of his or her duties in the ordinary course.

(jj)

“Law” means any international, national, federal, state, provincial or local law, constitution, treaty, convention, statute, Governmental Order, ordinance, code, rule or regulation, or common law in each case, of any Governmental Authority of competent authority and jurisdiction.

(kk)

“Licensed Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, and in any and all such cases that used by the Company or its subsidiaries in the conduct of their business and/or as currently proposed to be conducted.

(ll)

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, occurrences, facts, conditions, changes or effects, a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of the Company and its subsidiaries taken as a whole, or the ability of the Company to consummate timely the transactions contemplated by this Agreement, but shall exclude any event, occurrence, fact, condition, change or effect, resulting from: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action taken (or omitted to be taken) at the written request of the Holder; (vi) any changes in applicable Laws or accounting rules; (viii) the public announcement of the transactions contemplated by this Agreement; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that in the case of each of the foregoing clauses (i), (ii), (iii), (iv) and (vi) any such event, occurrence, fact, condition, change or effect shall not be excluded to the extent that it has or would reasonably be expected to have a disproportionate adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, relative to that of other companies operating in the same industries in which the Company operates.

(mm)	“Maturity Date” means April 7, 2030.

(nn)	“Minister” means the responsible Minister under the Seabed Minerals Act.

(oo)

“Obligations” means the Principal Amount, any interest payable hereunder (including, for the avoidance of doubt, all PIK Interest), and all other obligations of the Company pursuant to the Transaction Documents.

(pp)	“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

(qq)

“Option Agreement” means one or more Option Agreements anticipated to be entered into among a publicly traded entity with shares listed on a recognized stock exchange in the United States and certain stockholders of the Company substantially in the form annexed hereto as Exhibit C.

(rr)

“Permitted Encumbrances” means security interests granted by the Company securing Purchase Money Obligations provided that (i) such encumbrance does not extend to any assets other than the property acquired in connection with which such Purchase Money Obligations was created or assumed and any proceeds thereof, (ii) such encumbrance and the indebtedness secured thereby are incurred simultaneously with such acquisition, (iii) the indebtedness secured thereby is not otherwise restricted or prohibited under this Agreement, or any other Agreement between the Company and the Holder, and (iv) the amount of indebtedness initially secured thereby is not more than 100% of the purchaser price of such asset.

(ss)

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof or any other entity.

(tt)

“Principal Amount” means (i) the aggregate amount of the Purchase Price that has been advanced to the Company by the Holder, up to an aggregate amount of U.S.$20,000,000.00, plus (ii) PIK Interest that has been capitalized in accordance with Section 2(c).

(uu)	Intentionally omitted.

(vv)

“Purchase Money Obligations” means secured indebtedness of the Company created or assumed to finance any part of the purchase price of tangible personal property, and including any extension, renewals or refunding any such indebtedness.

(ww)

“Required Filings” means the filings, registrations, executed agreements or other documents or actions, required in the reasonable discretion of the Holder to perfect the Security Interests in the assets of the Company.

(xx)	“Restricted Party” means any Person (i) included on one or more Restricted Party Lists, or (ii) owned by or acting on behalf of a Person included on one or more Restricted Party Lists.

(yy)

“Restricted Party List” includes (i) the list of sanctioned entities maintained by the United Nations, (ii) the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC, (iii) the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce, (iv) the consolidated list of Persons, Groups and Entities subject to European Union Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy, and (v) similar lists of restricted parties maintained by other applicable governments.

(zz)	“Revenue Participation Agreement” means the revenue participation agreement dated February 2, 2026 among the Holder, the Company and CIC LLC.

(aaa)

“Right” means any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class of the Company or any of its subsidiaries, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

(bbb)

“SBM Legislation” means, collectively, (a) the Seabed Minerals Act 2019 (Cook Islands), (b) the Seabed Minerals (Exploration) Regulations 2020, (c) the Seabed Minerals (Royalties) Regulations 2013, (d) the Environment Act 2003 (Cook Islands), and (e) the Environment (Seabed Minerals Activities) Regulations 2023 and the Seabed Minerals (Minerals Harvesting and Other Mining) Regulations 2024, (f) any license, permit, approval, work plan, condition or other requirement issued by the SBMA or any other Governmental Authority under any of the foregoing; and (g) any amendments, re-enactments, replacements or successor instruments relating to seabed minerals activities in the Cook Islands.

(ccc)	“SBMA” means the Cook Islands Seabed Minerals Authority, or any successor Governmental Authority exercising equivalent functions under the SBM Legislation.

(ddd)	“SBMA Requirements” means the activities required by the SBMA in connection with the renewal of the Exploration License and the advancement towards trial and commercial licensure.

(eee)	“Seabed Minerals Act” means the Cook Islands Seabed Minerals Act 2019, as amended, and all regulations promulgated thereunder, including the Exploration Regulations.

(fff)	“Securities Act” means the Securities Act of 1933, as amended, of the United States and the rules and regulations promulgated thereunder.

(ggg)	“Security Documents” means any documents or agreements required to be provided, executed or agreed to grant or perfect the Security Interests.

(hhh)	“Shares” means, collectively, the Class A Shares, Class B Shares and Class C Shares.

(iii)

“Transaction Documents” means this Agreement, the Note, the Security Documents, the Required Filings, the Revenue Participation Agreement, the Security Agreement and any other documents or agreements executed in furtherance of the terms hereof.

Section 2. Note Issuance and Purchase.

(a) Issuance of the Note. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Company shall sell and issue to the Holder, and the Holder shall purchase from the Company, the Note in an amount of up to U.S.$20,000,000 (the “Purchase Price”). The Principal Amount shall bear interest as set forth in Section 2(c) and the Principal Amount together with any and all accrued interest thereon remaining unpaid, and any other sums due to the Holder in connection with the Obligations evidenced by the Note, shall be due and payable in full on the Maturity Date. All or any portion of the amount outstanding under the Note shall be convertible pursuant to and in accordance with Section 2(d).

(b) Payment of Purchase Price

(i)

Subject to the satisfaction or waiver of the conditions set forth in Section 3, within five (5) business days of the date hereof, the Holder shall pay to the Company a portion of the Purchase Price in an amount determined by the Parties immediately before the Initial Closing (such portion of the Purchase Price, the “Initial Purchase Price”) by wire transfer of immediately available funds to the account designated by the Company in writing.

(ii)

From time to time, the Company may issue additional requests for up to U.S.$5,000,000 at a time in the form attached here to as Exhibit D (each, an “Advance Request”) in accordance with the Budget, the SBMA Requirements and the terms of this Agreement, provided, however, that (i) the first additional Advance Request cannot be made until the fiscal quarter following the Initial Closing Date, and (ii) no more than two (2) Advance Requests may be made per fiscal quarter. Subject to the satisfaction or waiver of the conditions set forth in Section 3 and compliance with the covenants set forth in Section 5, within ten (10) Business Days after the Holder’s receipt of each such subsequent Advance Request, the Holder shall pay to the Company the requested portion of the Purchase Price (each, a “Subsequent Purchase Price”) by wire transfer of immediately available funds to the account designated by the Company in the Advance Request; provided, however, that if the Company (i) deviates from the use of proceeds in excess of 10% of the aggregate amount of the then-current Budget, (ii) deviates from the SBMA Requirements, or (iii) fails to deliver the required Reports in accordance with the terms of this Agreement, the Holder may, in its sole discretion, refuse to advance the Subsequent Purchase Price in connection with such Advance Request and any subsequent Advance Requests until such failure to deliver is cured.

(iii)

If the Holder fails to pay the Initial Purchase Price or any Subsequent Purchase Price associated with any Advance Request (x) that has been delivered in accordance with the terms of Sections 2(b)(i) and 2(b)(ii) above (and for the avoidance of doubt, any refusal by the Holder to pay any Subsequent Purchase Price in connection with any Advance Request pursuant to the proviso set forth in Section 2(b)(ii) shall be deemed not be a failure to pay such Advance Request under this Section 2(b)(iii)) and (y) for which the Holder’s obligation to pay has arisen in accordance with the terms of this Agreement (including, without limitation, the satisfaction or waiver of the conditions set forth in Section 3 and, in respect of an Advance Request delivered pursuant to Section 2(b)(ii), compliance with the covenants set forth in Section 5), for any reason other than failure by the Company to comply with the provisions of this Agreement, then the Company may, by written notice to the Holder, terminate this Agreement. Upon such termination, the Holder may, in its sole discretion, (A) declare the entire outstanding Principal Amount, together with all accrued interest and all other Obligations due under the Note, or any portion thereof, to be due and payable within twenty (20) Business Days of the Holder’s notice; or (B) convert all or any portion of the amounts due under the Note in accordance with Section 2(d) hereof.

(iv)

Notwithstanding any other provision of this Agreement, if the Holder fails to pay the Initial Purchase Price or any Subsequent Purchase Price associated with any Advance Request for any reason, including failure by the Company to comply with the provisions of this Agreement, the Company shall be permitted to finance its ongoing operations by issuance of equity securities (an “Equity Issuance”); provided, however, that any Equity Issuance shall (i) be in accordance with the terms of the Amended and Restated Constitution, (ii) be contingent, if necessary, upon any required approvals by a Governmental Authority.

(c) Interest.

(i)	Interest rate: The Principal Amount shall bear interest at the rate of eight (8.0)% per annum (the “Applicable Rate”).

(ii)

PIK Interest: The Company will pay accrued interest on the Principal Amount on a quarterly basis on each Interest Payment Date by capitalizing such quarterly interest amount as additional principal (“PIK Interest”), with such PIK Interest to be added to the Principal Amount outstanding as of such Interest Payment Date.

(iii)

Default Interest Rate: Upon an Event of Default, the unpaid Principal Amount and, to the extent permitted by Law, any accrued and unpaid interest and all other Obligations, shall accrue interest at the Applicable Rate plus default interest at the rate of three percent (3.0%) per annum until paid in full.

(d) Option to Convert the Note Obligations.

(i)

Option to Convert. The Holder shall have the right at any time and from time to time prior to the Maturity Date (the “Conversion Period”), in accordance with the procedures set forth below, to convert all or any portion of the outstanding Principal Amount of the Note and any accrued and unpaid interest thereon (the “Convertible Obligations”) into Class A Shares).

(ii)

Mechanics of Conversion. If the Holder elects to exercise its right to convert the Convertible Obligations, the Holder shall (i) specify in a written notice to the Company (a “Conversion Notice”) in substantially the form of notice of conversion attached to the Note as Exhibit A (A) that the Holder elects to exercise its right to convert all or a portion of the Convertible Obligations, (B) the amount of the Convertible Obligations to be so converted, and (C) whether the Class A Shares acquired pursuant to this Section 2(d) are to be issued in the name of the Holder or a designee; and (ii) surrender the Note to the Company and furnish any appropriate endorsements and transfer documents if required by the Company if the Holder elects to convert all of the Convertible Obligations. As soon as practicable after the Conversion Date, the Class A Shares acquired by the Holder pursuant to this Section 2(d) (the “Conversion Shares”) shall be registered by the Company in the name of the Holder or its designee. The Company shall use its commercially reasonable efforts to cause such registration to occur within ten (10) Business Days following the Conversion Date.

(iii)

Conversion Basis. If the Holder elects to exercise its right to convert all or a portion of the Convertible Obligations, then the number of Class A Shares (rounded to the nearest whole number) that the Holder shall be entitled to receive shall equal the quotient determined by dividing (A) the amount of the Convertible Obligations to be converted, as specified in the Conversion Notice, by (B) the Conversion Rate, subject to adjustment in accordance with Section 2(d)(vi). As used in this Agreement, (1) “Conversion Rate” means a rate, computed immediately before the Initial Closing on a fully diluted as-converted basis taking into account all equity securities of the Company, that ascribes to the Company a valuation of $200,000,000.

(iv)

Conversion Date. Any conversion of the Convertible Obligations pursuant to this Agreement by the Holder shall be deemed to occur on the date which the Holder delivers the Conversion Notice and, if the Holder elects to convert all of the Convertible Obligations, surrenders the Note to the Company, or such later date as the Holder may designate in the Conversion Notice (the “Conversion Date”).

(v)

Fractional Shares. If the Holder elects to convert the Convertible Obligations pursuant to this Section 2(d), in lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay the Holder cash equal to such fraction multiplied by the Conversion Rate.

(vi)	Certain Adjustments.

(A)

Stock Split, Stock Dividend, Etc. If the Company at any time on or after the date hereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the date of issuance combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 2(d)(vi) shall become effective immediately after the effective date of such subdivision or combination.

(B)

Reorganization, Merger, Etc. If there is a reorganization, or a merger or consolidation of the Company with or into any other entity which results in a conversion, exchange, or cancellation of the common stock of the Company, upon any subsequent conversion of the Note pursuant to this Section 2(d)(vi), the Holder will be entitled to receive the kind and amount of securities, cash, and other property or assets which the holder would have received if the Holder had converted the Note into Class A Shares in accordance with this Section 2(d)(vi) immediately prior to the first of these events and had retained all the securities, cash, and other property or assets received as a result of those events.

(C)

Adjustments. If the Company, after the date hereof, shall take any action affecting the Class A Shares other than action described in this Section 2(d)(vi), which in the reasonable opinion of the Holder would materially affect the rights of the Holder, the Conversion Rate and/or the Conversion Shares, the number of Class A Shares which may be acquired upon conversion of the Note shall be adjusted by the Company and the Holder in good faith, as they may determine to be equitable to the Holder in the circumstances.

(vii)

Qualifications. If the Holder elects to exercise its right to convert all or a portion of the Convertible Obligations, then all authorizations, approvals or permits, if any, (a) of any Governmental Authority or regulatory body of the Cook Islands that are required in connection with the lawful issuance and sale of the Conversion Shares, and (b) of the SBMA, each as applicable, pursuant to this Agreement shall be obtained and effective as of the Closing on the Conversion Date.

(e) Use of Proceeds. The proceeds of the Purchase Price shall be used substantially in accordance with the use of proceeds table provided by the Company and subject to the Holder’s reasonable approval on or prior to the Initial Closing Date (the “Budget”), as the Budget may be updated and amended from time to time in accordance with this subsection. The Parties shall consider amendments to the Budget proposed by the Company, and if approved by both Parties, acting reasonably, such amendments shall be adopted. Notwithstanding the foregoing, the Company may make reasonable unilateral amendments to the Budget to account for changes in Law, regulatory requirements, marine operations issues, weather, political issues, availability of ships, equipment, personnel and scientists, and any other factors beyond the control of the Company which require adjustments to pursue the Company’s exploration activities and maintain compliance with Cook Islands law; provided that any amendments to the Budget exceeding 10% of the Budget in the aggregate must be approved and adopted by the Parties in accordance with the preceding sentence.

(f) Repayment of the Note.

(i)

Generally. The Company hereby unconditionally promises to pay to the Holder in full in cash, to the extent not previously paid or converted pursuant to this Agreement, the Principal Amount, together with interest thereon and any other amounts due under the Transaction Documents, on the Maturity Date.

(ii)	Prepayment. Except as provided in Section 2(b)(iii), prepayment of any portion of the Principal Amount may not be made by the Company without the written consent of the Holder.

Section 3. Closing and Conditions to Closing.

(a) Closing.

(i)

Initial Closing. The initial closing (the “Initial Closing”) of the sale of the Note in return for the Initial Purchase Price paid by the Holder to the Company shall take place on a date agreed by the Parties (the “Initial Closing Date”). At the Initial Closing, (i) the Holder shall deliver the Initial Purchase Price to the Company by wire transfer of immediately available funds, (ii) the Company shall deliver to the Holder the Note in the aggregate amount of the Purchase Price and the other Transaction Documents as set forth in Section 3(b), and (iii) the Company shall deliver to the Holder a Compliance Certificate.

(ii)

Subsequent Closings. Each subsequent closing (each, a “Subsequent Closing”) shall take place on a date agreed by the Parties (each, a “Subsequent Closing Date”). At each Subsequent Closing, (i) the Holder shall deliver the Subsequent Purchase Price to the Company by wire transfer of immediately available funds, and (ii) the Company shall deliver to the Holder a Compliance Certificate.

(b) Conditions to Closing. The obligation of the Holder to pay the Initial Purchase Price or a Subsequent Purchase Price to the Company at each of the Initial Closing Date or Subsequent Closing Dates, as applicable, is subject to the satisfaction, on or prior to such Closing Date, of each of the following conditions or waiver thereof by the Holder in its sole discretion:

(i)

Representations and Warranties. The representations and warranties of the Company contained in Section 4 of this Agreement and in each of the Transaction Documents shall be true and correct in all material respects as of each Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), with materiality being measured on an aggregate basis with respect to any breaches or inaccuracies; provided that any representation or warranty of the Company that is qualified as to materiality, “Material Adverse Effect” or similar qualification shall be true and correct in all respects as of the Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

(ii)

Performance. The Company shall have in all material respects performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing (with materiality being measured on an aggregate basis with respect to all breaches of covenants, agreements, obligations and conditions).

(iii)

Compliance Certificate. The Company shall deliver to the Holder at the Closing a certificate certifying that the conditions specified in Section 3(b)(i), (ii), (xiii) and (xv) of this Agreement have been fulfilled (a “Compliance Certificate”).

(iv)

SBMA Letter. As of the Initial Closing, the Company shall have received a letter from the SBMA indicating (i) that the funding pursuant to this Agreement and share exchange pursuant to the Equity Exchange Agreement are approved or that no approval is needed, and (ii) the factual conditions required to submit an application for extension of the Exploration License.

(v)

Board of Directors. As of the Initial Closing and each Subsequent Closing, the size and composition of the board of directors shall comply in all respects with the terms of the Amended and Restated Constitution.

(vi)

Amended and Restated Constitution. As of each Subsequent Closing that occurs following closing of the Go Public Transaction, the stockholders of the Company shall have duly adopted, and the Company shall have executed and delivered, the Amended and Restated Constitution, which shall continue to be in full force and effect, and the Company shall continue to be in full compliance therewith.

(vii)

Amended and Restated Constitution. The Company shall deliver to the Holder at the Initial Closing a copy of the Amended and Restated Constitution to be adopted by the Company’s stockholders prior to the closing of the Go Public Transaction.

(viii)

Secretary’s Certificate – Initial Closing. The Secretary of the Company shall have delivered to the Holder at the Initial Closing a certificate certifying resolutions of the board of directors of the Company approving the Transaction Documents and the transactions contemplated thereunder.

(ix)

Secretary’s Certificate – Subsequent Closing. The Secretary of the Company shall have delivered to the Holder at the first Subsequent Closing following closing of the Go Public Transaction, a certificate certifying the Certificate of Incorporation and the Amended and Restated Constitution as in effect at the closing of the Go Public Transaction.

(x)

Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Holder, and the Holder (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

(xi)	Exploration License. The Exploration License shall be in full force and effect, and the Company shall have delivered to the Holder evidence reasonably satisfactory to the Holder of the foregoing.

(xii)

Equity Issuances. Except with the prior written consent of the Holder or pursuant to Section 2(b)(iv), the Company shall not have issued or authorized the issuance of any equity interests in the Company, Rights, or other securities other than as disclosed on the Schedules to this Agreement, pursuant to the Transaction Documents and any Option Agreement or Equity Exchange Agreement.

(xiii)

Go Public Transaction. As of each Subsequent Closing, the Go Public Transaction shall have been consummated; provided, however, if the Company issues an Advance Request in accordance with the Budget, the SBMA Requirements and the other terms of this Agreement prior to the consummation of the Go Public Transaction and the Holder elects not to pay to the Company the Subsequent Purchase Price, then the Company shall be permitted to seek alternative financing arrangements to finance its ongoing operations; provided further, however, that any Equity Issuance shall (i) be in accordance with the terms of the Amended and Restated Constitution, (ii) be contingent, if necessary, upon any required approvals by a Governmental Authority.

(xiv)

Certain Transactions. As of the Initial Closing, the Company (A) shall have satisfied the liabilities described on Schedule 3(b)(xii)(A) by issuance of equity securities, and (B) shall have issued the equity securities described on Schedule 3(b)(xii)(B). As of the first Subsequent Closing, the Company shall have satisfied the liabilities described on Schedule 3(b)(xii)(C) by payment in cash using proceeds obtained at the Initial Closing.

(xv)

Budget and Use of Proceeds. The Purchase Price shall be used in compliance with the Budget and the SBMA Requirements, with any deviation not exceeding 10% of the Budget in the aggregate and the Holder shall be reasonably satisfied that the Company’s use of proceeds from the Initial Purchase Price and any prior Advance Requests shall have been used in compliance with the Budget and the SBMA Requirements with a deviation not exceeding 10% of the Budget in the aggregate.

(xvi)	Transaction Documents. The Company shall have duly executed and delivered to the Holder each of the Transaction Documents to which it is a party.

(xvii)

No Default. (x) No Event of Default hereunder shall exist at the time when the Initial Purchase Price or a Subsequent Purchase Price to the Company shall be paid by the Holder at the Initial Closing Date or any Subsequent Closing Dates, as applicable, or be caused thereby and (y) the Company shall not be in material default of any other obligations to the Holder or its Affiliates.

(xviii)

Other Documents. The Company shall have delivered to the Holder such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as the Holder or its counsel may reasonably request.

Section 4. Representations and Warranties.

(a) Representations, Warranties and Acknowledgements of the Company. The Company hereby represents, warrants and acknowledges to the Holder that, except as set forth on the disclosure schedule attached as Schedule 1 (the “Disclosure Schedules”), which exceptions shall be deemed to be part of the representations, warranties and acknowledgements made hereunder, the following representations are true and complete as of the Effective Date. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Agreement only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

(i)

Organization, Good Standing, Power and Qualification. The Company is a company duly organized, validly existing and in good standing under the Laws of the Cook Islands and has all requisite company power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which it does business.

(ii)	Capitalization.

(A) The authorized capital of the Company consists, immediately prior to the Initial Closing, solely of 150,000,000 Class A Shares, 150,000,000 Class B Shares, and 10,000,000 Class C Shares. Section 4(a)(ii) of the Disclosure Schedule shall be provided in writing to the Holder immediately prior to the Initial Closing and shall set out the number of Shares of each such class that are then issued and outstanding. All of the outstanding Class A Shares, Class B Shares and Class C Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws. No other class of stock has been authorized.

(B) The Company has reserved 2,000,000 Class B Shares for issuance to a consultant after a vesting period.

(C) Section 4(a)(ii) of the Disclosure Schedule, which shall be provided in writing to the Holder immediately prior to the Initial Closing, sets forth the capitalization of the Company, including the number of Shares and the record and beneficial holders thereof of the following: (i) issued and outstanding Shares, including, with respect to restricted Shares, vesting schedule and repurchase price; (ii) outstanding Share options, including vesting schedule and exercise price; (iii) Shares reserved for future award grants; and (iv) outstanding warrants to acquire Shares. Except for the Shares and Rights pursuant to an Equity Exchange Agreement or an Option Agreement and as set forth in Section 4(a)(ii) of the Disclosure Schedule, there are no outstanding Rights with respect to any Shares or other equity interest or other security of any class of the Company.

(D) To the Company’s knowledge, any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the Company’s knowledge, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(E) the Company has obtained valid waivers of any Rights by other parties to purchase any of the Class A Shares covered by this Agreement.

(iii)

No Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

(iv)

Authorization. All company action required to be taken by the Company’s board of directors in order to authorize the Company to enter into the Transaction Documents and to perform its obligations thereunder has been taken. No authorization by the Company’s stockholders is required for the Company to enter into the Transaction Documents and to perform its obligations thereunder. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all of its obligations thereunder, and the issuance and delivery of the Conversion Shares has been taken. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(v)

Valid Issuance of Conversion Shares. The Conversion Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities Laws and liens or encumbrances created by or imposed by the Holder. Assuming the accuracy of the representations of the Holder in Section 4 of this Agreement, the Conversion Shares will be issued in compliance with all applicable securities Laws.

(vi)

Dilutive Effect. The Company acknowledges that the number of Conversion Shares may increase in certain circumstances. The Company further acknowledges that Company’s obligation to issue the Conversion Shares pursuant to the terms and subject to the conditions and other limitations of the Convertible Notes in accordance with this Agreement and the other Transaction Documents is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other equity holders of the Company.

(vii)

Governmental Consents and Filings. Assuming the accuracy of the representations made by the Holder in Section 4(b) of this Agreement, and except as set forth on Section 4(a)(vii) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement or any Equity Exchange Agreement.

(viii)

Unencumbered Collateral. The Collateral is not subject to any Encumbrance, other than those in favor of the Holder and Permitted Encumbrances and except as contemplated by the Revenue Participation Agreement.

(ix)

Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened in writing (a) against the Company or any officer or director of the Company arising out of their employment or board relationship with or (b) that questions the validity of the Transaction Documents or any Equity Exchange Agreement or the right of the Company to enter into them, or to consummate the transactions contemplated thereby. Neither the Company nor, to the Company’s knowledge or any of the Company’s officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would adversely affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(x)

Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as its management believes to be prudent and customary in the businesses in which it is engaged.

(xi)

Compliance with Other Instruments. Except as set forth in Section 4(a)(vii) of the Disclosure Schedule, the Company is not in violation or default (a) of any provisions of its certificate of incorporation and constitution, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (e) of any provision of Law, statute, rule or regulation applicable to the Company, the violation of which would be materially adverse to the Company. The execution, delivery and performance of the Transaction Documents and any Equity Exchange Agreement and the consummation of the transactions contemplated thereby will not result in any such material violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

(xii)	Agreements; Actions.

(A) Except for the Transaction Documents, and except as set forth in Section 4(a)(xii) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of U.S.$250,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, supply, service or operate any vessel or other equipment in connection with the exploration, development or extraction of offshore mineral resources, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(B) Except as set forth in Section 4(a)(xii) of the Disclosure Schedule, the Company has not (i) declared or paid any distributions, or authorized or made any distribution upon or with respect to any of its equity securities, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of U.S.$250,000 or in excess of U.S.$1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (A) and (B) of this Section 4(a)(xii), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(C) The Company has not received notice of a default and is not in default under, or with respect to, or in breach of, any material contractual obligation nor does any condition exist that with notice or lapse of time or both would constitute a default or breach thereunder. All contracts are valid, subsisting, in full force and effect and binding upon the Company and the other parties thereto, and the Company has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder, except to the extent that the failure of any such payment or liability would not have a Material Adverse Effect. To the Company’s knowledge, no other party to any such contract is in default or breach thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default or breach by such other party thereunder, except, to the extent that such default or breach would not have a Material Adverse Effect.

(xiii)	Certain Transactions.

(A) Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and standard confidentiality agreements, (ii) standard director and officer indemnification agreements approved by the board of directors of the Company and made available in the data room maintained by the Company or its affiliate made accessible to the Holder as of the date hereof (the “Data Room”), (iii) contracts with consultants providing services to the Company approved by the Company in the ordinary course of business and made available in the Data Room or described in Section 4(a)(xiii) of the Disclosure Schedule, (iv) the purchase of Class A Shares and the issuance of options to purchase Class A Shares, in each instance, approved in the written minutes of the board of directors of the Company made available in the Data Room, and (v) the Transaction Documents, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees or consultants, or any Affiliate thereof.

(B) Except as set forth in Section 4(a)(xiii) of the Disclosure Schedule, Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. To the Company’s knowledge, and except as set forth in Section 4(a)(xiii) of the Disclosure Schedule, none of the Company’s directors, officers, employees, consultants who are also stockholders of the Company, or any stockholders of any such person’s immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, or (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, other than AOM (collectively, a “Conflict of Interest”); provided, however, that the ownership by any directors, officers or employees of the Company, or stockholders of the immediate family of any of the foregoing of a financial interest in any contract with the Company shall not be deemed a Conflict of Interest.

(xiv)

Rights of Registration and Voting Rights. The Company is not under any obligation to register under any applicable securities Law of any jurisdiction any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of Class A Shares, Class B Shares, Class C Shares or other equity securities of the Company.

(xv)	Tax Matters.

(A) The Company has filed, or caused to be filed on its behalf, on a timely basis all income tax returns and all material non-income tax returns required to be filed by it (after giving effect to any extensions that have been requested by, and granted to such Person by the applicable taxing authority) and all such tax returns were true, correct and complete in all material respects. The Company has paid or caused to be paid on its behalf all income taxes and all material non-income taxes required to be paid by it. The Company (i) has not executed or granted any waiver or agreed to any extension with respect to any statute of limitations on the assessment or collection of any material tax and (ii) does not have any power of attorney in effect with respect to any taxes.

(B) The Company has withheld all material taxes from payments to any applicable Person and timely paid such taxes to the appropriate taxing authority in compliance with all applicable Laws.

(C) The Company has not applied to any taxing authority for any tax ruling, including any application for a private letter ruling that has been withdrawn.

(D) No taxing authority has asserted any deficiency or assessment, or proposed any adjustment, of any material taxes against the Company that has not been fully resolved. No claim has been made in writing by any taxing authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction.

(E) The Company has not participated in any “reportable transaction” within the meaning of Section 1.6011-4(b) of the income tax regulations promulgated under the Code.

(F) The Company has provided the Holder with true, correct and complete copies of any and all opinions, memoranda, or slide decks it has obtained from its advisors regarding tax planning or tax exposure matters of, or with respect to, the Company.

(xvi)

Company Documents. The certificate of incorporation and constitution of the Company are in the form made available in the Data Room. The copy of the minute books of the Company made available in the Data Room contains all minutes currently in existence of meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of formation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders of the Company.

(xvii)

International Anti-Corruption and International Trade Laws. The Company, its personnel and anyone acting on behalf of the Company, have at all times (a) refrained from engaging, directly or indirectly, in unethical and/or illegal conduct, including corruption, extortion, money-laundering, tax evasion, fraud and embezzlement and (b) complied with all applicable International Anti-Corruption Laws and International Trade Laws. The Company has not, directly or indirectly, promised, offered, or given any financial or other direct or indirect benefit to anyone to secure an improper advantage, including by influencing an act, omission or decision of a Government Official. To the Company’s knowledge, there has been no violation of International Anti-Corruption Laws or International Trade Laws. The Company further represents that it has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with International Anti-Corruption Laws and International Trade Laws and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor any of its officers, directors or employees is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to International Anti-Corruption Laws or International Trade Laws.

(xviii)

Government Official Ownership. Except as set forth in Section 4(a)(xviii) of the Disclosure Schedule, no Government Official (a) directly or indirectly owns any equity or other interest in the Company (including, but not limited to, debt that is convertible into equity, call rights, or employment or other agreements that provide for compensation in equity), or (b) serves as a director, officer, agent, or other representative of the Company.

(xix)

Export Control Laws. The Company has conducted all export transactions in accordance with applicable provisions of United States export control Laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the United States Foreign Investment Risk Review Modernization Act of 2018 and the regulations administered OFAC, and the export control Laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) the Company is in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or, to the Company’s knowledge, threatened claims against the Company with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Company’s exports; and (e) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims. Neither the Company nor any of its Affiliates, directors, officers, stockholders, employees, or, to the Company’s knowledge, agents, has been (i) added to any Restricted Party List, (ii) debarred or otherwise excluded or declared ineligible to participate in government agreements, grants, or other programs financed in whole or in part by any United States federal government entity, or (iii) under investigation by any government agency or organization relating to potential violations of applicable Laws. The Company has not engaged in any business with or in, provided any services to or in, or used any funds to contribute to or finance the activities of or in, any Restricted Party.

(xx)

Financial Statements. Complete copies of the Company’s audited consolidated financial statements, consisting of the balance sheet of the Company as at December 31 in each of the years 2024 and 2025, and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended (the “Financial Statements”), have been made available in the Data Room. The Financial Statements of the Company have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The audited balance sheet of the Company as of December 31, 2025, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(xxi)

Undisclosed Liabilities. Except as set forth in Section 4(xxi) of the Disclosure Schedule, the Company has no material liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, except (a) those that are adequately reflected, reserved against or disclosed in the Balance Sheet as of the Balance Sheet Date, and (b) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(xxii)

Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or as set forth in Section 4(xxii) of the Disclosure Schedule, there has not been, with respect to the Company, any event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xxiii)	Intellectual Property.

(A) Section 4(xxiii)(A) of the Disclosure Schedule lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application, or other filing by, to, or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names, and copyrights, issued and reissued patents, and pending applications for any of the foregoing; or (ii) used in or necessary for the Company’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(B) The Company owns, exclusively or jointly with other Persons, all right, title, and interest in and to the Company Intellectual Property, free and clear of Encumbrances. The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.

(C) Section 4(xxiii)(C) of the Disclosure Schedule lists all licenses, sublicenses, and other agreements whereby the Company is granted rights, interests, and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. All such agreements are valid, binding, and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.

(D) The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed, or used by the Company or proposed to be used, and the Company’s conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not, and will not infringe, violate, or misappropriate the intellectual property of any Person. The Company has not received any communication, and no Action has been instituted, settled or, to the Company’s knowledge, threatened that alleges any such infringement, violation, or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(E) Section 4(xxiii)(E) of the Disclosure Schedule lists all licenses, sublicenses, and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. All such agreements are valid, binding, and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated, or misappropriated, or is infringing, violating, or misappropriating, any Company Intellectual Property.

(xxiv)

Exploration License. The Exploration License is valid and in full force and effect. All fees and charges with respect to such Exploration License as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of the Exploration License.

(xxv)

Environmental Matters. The Company is currently and has been in compliance in all material respects with all Environmental Laws and has not received from any Person any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing.

(xxvi)	Compliance with Laws. The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties, or assets.

(xxvii)

Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to the Holder pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Company’s knowledge, there is no event or circumstance that the Company has not disclosed to the Holder which could reasonably be expected to have a Material Adverse Effect.

(b) Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that:

(i)

Organization and Good Standing and Qualification. It is a company duly organized, validly existing, and in good standing under the Laws in the jurisdiction of its formation and has all requisite corporate power and authority to carry on its business as now conducted.

(ii)

Authorization. This Agreement constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar Laws relating to or affecting the enforcement of creditors’ rights and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Holder represents that it has full power and authority to enter into this Agreement.

Section 5. Covenants. The Company covenants and agrees that:

(a) Use of Proceeds. The Company will use the net proceeds from the Purchase Price in accordance with Section 2(e) and will provide any documentation requested by the Holder in order to validate the use of proceeds.

(b) Compliance with Law. The business of the Company shall not be conducted in violation of any Law, ordinance or regulation of any Governmental Authority, except where such violations would not reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company, its business or its assets.

(c) Conduct of Business. The Company will not engage in any business other than activities directly related to the Exploration License and related preparatory, technical, regulatory, and financing activities, without prior written consent of the Holder.

(d) Corporate Existence. So long as the Note or any Obligations remain outstanding, the Company shall not cause or allow any fundamental change to the corporate existence of the Company or a Change in Control.

(e) Corporate Actions. The Company will not (i) form any new subsidiaries, (ii) enter into any joint venture, (iii) license any of its material Company Intellectual Property Rights, or (iv) grant any participation or royalty rights in the area as specified in the Exploration License, without prior written consent of the Holder.

(f) Conflict of Interest. So long as the Note or any Obligations remain outstanding, and except to the extent approved in writing by the Holder, other than transactions entered into in the ordinary course of business between the Company and CIC LLC pursuant to the Management Services Agreement dated January 1, 2021 between the Company and CIC LLC (the “Services Agreement”), and except with respect to debt existing as at the date hereof which has been disclosed to the Holder pursuant to this Agreement, the Company shall not be indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. So long as the Note or any Obligations remain outstanding, other than transactions entered into in the ordinary course of business pursuant to the Services Agreement, and except with respect to existing transactions or relationships disclosed pursuant to this Agreement, none of the Company’s directors, officers, employees, consultants who are also stockholders of the Company, or any stockholders of any such person’s immediate families, or any Affiliate of the foregoing shall, directly or indirectly, become indebted to the Company or, have a Conflict of Interest.

(g) Conversion Procedures. Nothing other than (i) the Conversion Notice, and (ii) if the Holder elects to convert all of the Convertible Obligations, the Note, is required in order to convert the Convertible Obligations in accordance with Section 2(d). No additional legal opinion, other information, filings or instructions shall be required of the Holder to convert the Convertible Obligations. The Company shall honor conversions of the Convertible Obligations in accordance with the terms hereof and shall deliver the Conversion Shares in accordance with the terms, conditions and time periods set forth herein.

(h) Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury Law or other Law that would prohibit or forgive the Company from paying all or any portion of the Principal Amount or any interest thereon as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such Law, and covenants that it will not, by resort to any such Law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such Law had been enacted.

(i) Limitation on Restricted Payments. The Company will not (i) directly or indirectly declare or pay any dividend or make any payment or distribution (x) on account of the Company’s capital stock or (y) to the direct or indirect holders of the Company’s capital stock in their capacity as holders or (ii) purchase, redeem, defease or otherwise acquire or retire for value any capital stock of the Company.

(j) Transactions with Affiliates. Except pursuant to existing arrangements disclosed pursuant to this Agreement, and other than transactions entered into in the ordinary course of business pursuant to the Services Agreement, the Company will not directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, incur any new indebtedness from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company other than to the Holder or its Affiliates in conjunction with the Note and the Security Interests.

(k) Further Instruments and Acts. Upon request of the Holder, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Agreement and the Note.

(l) Services Agreement. Except to the extent approved in writing by the Holder, which consent shall not be unreasonably withheld, the Company will not make any amendments, waivers or voluntary modifications to the terms of the Services Agreement.

(m) Taxes.

(A) The Company will timely file all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and will timely pay all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which reserves have been created in its financial statements.

(n) Asset Sales. The Company will not consummate any sale, assignment, transfer or other disposition of any material (as reasonably determined by the Company in good faith) assets outside of the ordinary course of business.

(o) Indebtedness; Liens. The Company will not incur any indebtedness or cause or allow any lien, claim or Encumbrance to exist against the Collateral or other assets of the Company other than the Security Interests or a Permitted Encumbrance.

(p) Licenses and Permits. The Company will maintain in good standing the Exploration License and all other licenses and permits issued to it by any Governmental Authority.

(q) Exploration License. Other than as expressly required by a Governmental Authority, in which case the Company will provide notice to the Holder of the required amendments within ten (10) business days thereof, the Company will not make any amendments, waivers, or voluntary modifications to the Exploration License or its regulatory submissions, work plans, environmental programs or technical programs within prior written consent of the Holder.

(r) Reporting. The Company shall provide the following information to the Holder (collectively, the “Reports”):

(i)	On or prior to the end of the calendar month following the end of each calendar quarter, a variance report (each, a “Variance Report”) indicating variances to the Budget;

(ii)	On or prior to the end of the calendar month following each calendar quarter, an unaudited financial report for the prior calendar quarter;

(iii)	Monthly cash and payment reports for the Company in a form reasonably acceptable to the Holder;

(iv)	A 90-day cash forecast, updated quarterly;

(v)	Within ten Business Days of receipt, but at least once per month, bank account statements for the Company; and

(vi)

A notice specifying the nature and status of any Event of Default, giving a description thereof and specifying the action proposed to be taken with respect thereto, not later than five Business Days after the occurrence thereof becomes known to the Company.

(s) Books and Records. The Company will provide the Holder with full access to its books and records for inspection by the Holder on reasonable notice.

(t) Company Diligence. So long as (i) the Note or any Obligations remain outstanding hereunder, or (ii) the convertible promissory note or any related obligations owing pursuant to the terms of that certain Note Purchase Agreement, dated as of the date hereof by and between CIC LLC and the Holder remain outstanding, the Company shall allow and assist the Holder to conduct all due diligence investigations relating to the Company which the Holder may reasonably require, including by providing the Holder with full access to its books and records for inspection by the Holder on reasonable notice as well as reasonable access, during business hours, to the senior management team of the Company.

(u) Compliance Audit. In the event of a Variance Report indicating variances to the Budget in excess of 10% of the aggregate Budget, the Company will provide the Holder with complete access to all of its books and records in order to complete an audit to evaluate the Company’s compliance with the Budget at the expense of the Holder; provided, however, that if the results of the audit reflect previously undisclosed variances in excess of 5% of the aggregate Budget, the Company will be responsible for reimbursing the Holder for all costs and expenses associated with such audit.

Section 6. Security Interest. As general and continuing security for the payment or performance, as the case may be, in full of the Obligations howsoever arising or incurred, the Company shall grant to the Holder, in form and substance satisfactory to the Holder, a general security agreement governed by the laws of Cook Islands executed by the Company in favour of the Holder, its successors and assigns (the “Security Agreement”), creating a first-priority (subject to Permitted Encumbrances) security interest (the “Security Interest”), in all right, title or interest in or to any and all of the assets, properties and undertakings now owned or hereafter acquired by Company and in all assets, properties and undertakings that the Company now has or at any time in the future may acquire (collectively, the “Collateral”). The Company shall promptly prepare, deliver, file or execute any documents or agreements, and do such other acts, from time to time, as are, reasonably requested by the Holder to create, perfect or preserve the Security Interest granted by the Company under the Security Agreement, and shall provide the Holder with such assistance and do such acts as the Holder may from time to time reasonably request and provide such other materials of conveyance, assignment, transfer or charge to properly effect the Holder’s security as contemplated and shall renew and maintain such registration, filings and recordings from time to time as and when required to keep them in full force and effect. The Company shall from time to time execute and deliver all such further deeds or other instruments of conveyance, assignment, transfer, mortgage or hypothec, charge, security interest or pledge in connection with any assets acquired by the Company and intended to be subject to the Security Agreement after the date hereof, or as may be required to properly perfect the security interest of the Holder in any collateral subject to the Security Agreement. The Company hereby waives all rights to receive from the Holder a copy of any financing statement, financing change statement or verification statement (or the equivalent thereof) filed at any time or from time to time in respect of this Agreement or the Note.

Section 7. Defaults and Remedies.

(a) Events of Default. The following events shall be considered events of default with respect to the Note, unless, with respect to the events described in paragraphs (ii), (xi) and (xii) below, any such event shall have been cured within 30 days after the occurrence thereof becomes known to the Company (collectively, the “Events of Default” and each individually, an “Event of Default”):

(i)	the Company shall default in the payment or repayment, as the case may be, of any Obligations when due;

(ii)	the use of proceeds of the Purchase Price deviates from the proposed use of proceeds in the then-current Budget by an amount in excess of 10% of the aggregate Budget;

(iii)

the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts in general as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, Law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company;

(iv)

within ninety (90) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, Law or regulation, such proceeding shall not have been dismissed, or within ninety (90) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(v)	any act, matter, or thing is done, or any action or proceeding is taken, with a view to terminating the Company’s existence;

(vi)	the Company ceases to carry on its business or makes, or proposes to make, any sale of its assets in bulk or any sale of its assets out of the usual course of its business;

(vii)	the failure of the Company to maintain in good standing the licenses and permits for any concession associated with the Company, including but not limited to the Exploration License;

(viii)	a Change in Control shall occur with a party unaffiliated with the Holder, other than as contemplated by the Transaction Documents;

(ix)	the occurrence of a “default” or “event of default” under any of the Transaction Documents;

(x)

the Company denies its obligations under this Agreement or any other Transaction Document or claims that this Agreement or any other Transaction Document is invalid or has been withdrawn in whole or in part;

(xi)

any representation or warranty made by the Company in this Agreement or in any other Transaction Document or in any certificate or other document at any time delivered to the Holder is or was incorrect or misleading in any material respect; or

(xii)

the Company shall fail to observe or perform any other material obligation to be observed or performed by it under this Agreement or the other Transaction Documents, or contained in any of the agreements between the Company and the Holder or its Affiliates, within ten (10) Business Days of the date on which such obligation is required to be observed or performed under such agreement.

(b) Remedies. Upon the occurrence of any Event of Default hereunder, the Holder may, in the Holder’s sole discretion and without notice to the Company: (i) declare the entire outstanding Principal Amount, together with all accrued interest and all other Obligations, to be immediately due and payable, and the same shall thereupon become immediately due and payable without protest, presentment, demand or notice, which are hereby expressly waived; (ii) exercise its right of setoff against any money, funds, credits or other property of any nature whatsoever of Company now or at any time hereafter in the possession of, in transit to or from, under the control or custody of or on deposit with, the Holder or any affiliate of the Holder in any capacity whatsoever; (iii) exercise its option to convert the Convertible Obligations pursuant to Section 2(d); (iv) exercise any or all rights, powers and remedies existing at Law, in equity, by statute or otherwise with respect to the Collateral, including but not limited to, levy of attachment, garnishment, possession and sale of the Collateral; and (v) exercise any or all rights, powers and remedies now or hereafter existing at Law, in equity, by statute or otherwise. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 7(a)(iii), (iv), (v) or (vi) the entire outstanding Principal Amount, together with all accrued interest and all other Obligations under the Transaction Documents shall automatically be deemed immediately due and payable without any notice or action by the Holder, and without protest, presentment, demand or notice, which are hereby expressly waived.

(c) Remedies Cumulative. Each right, power and remedy of the Holder hereunder or now or hereafter existing at Law, in equity, by statute or otherwise shall be cumulative and concurrent, and the exercise or beginning of the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Holder of any or all such other rights, powers or remedies. No failure or delay by the Holder to insist upon the strict performance of any one or more provisions of this Agreement or the Note or to exercise any right, power or remedy consequent upon a default hereunder shall constitute a waiver thereof or preclude the Holder from exercising any such right, power or remedy. By accepting full or partial payment after the due date of any amount of principal of or interest on this Agreement or the Note, or other amounts payable on demand, the Holder shall not be deemed to have waived the right either to require prompt payment when due and payable of all other amounts of principal of or interest on this Agreement or the Note or other amounts payable on demand, or to exercise any rights and remedies available to it in order to collect all such other amounts due and payable under this Agreement or the Note.

(d) Collection Expenses. If this Agreement or the Note is placed in the hands of an attorney for collection following the occurrence of an Event of Default hereunder, the Company agrees to pay to the Holder upon demand all costs and expenses, including, without limitation, all attorneys’ fees and court costs incurred by the Holder in connection with the enforcement or collection of this Agreement or the Note (whether or not any action has been commenced by the Holder to enforce or collect this Agreement or the Note) or in successfully defending any counterclaim or other legal proceeding brought by the Company contesting the Holder’s right to collect the outstanding Principal Amount and all other Obligations. The obligations of the Company to pay all such costs and expenses shall not be merged into any judgment by confession against the Company. All of such costs and expenses shall bear interest at the rate of interest provided herein, from the date of payment by the Holder until repaid in full.

Section 8. Miscellaneous.

(a) Certain Rules of Construction. Any term defined herein in the singular form shall have a comparable meaning when used in the plural form, and vice versa. When used herein, (i) the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement and (ii) the terms “include,” “includes,” and “including” are not limiting. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless the context requires otherwise, derivative forms of any term defined herein shall have a comparable meaning to that of such term. The headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect any provision of this Agreement. References to the Sections, Schedules or Exhibits shall refer respectively to the sections, schedules or exhibits of this Agreement, unless otherwise expressly provided.

(b) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that the Company may not assign its obligations under this Agreement without the written consent of the Holder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c) Maximum Interest. Notwithstanding anything herein to the contrary, including but not limited to Section 2(c), if any provisions of this Agreement or the Note shall ever be construed to require the payment of any amount of interest in excess of that permitted by applicable Law, then the interest to be paid pursuant to this Agreement or the Note shall be held subject to reduction to the amount allowed under applicable Law and any sums paid in excess of the interest rate allowed by Law shall be applied in reduction of the principal balance outstanding pursuant to this Agreement or the Note.

(d) Opportunity to Consult with Legal Counsel. The Parties acknowledge they have had a full and fair opportunity to consult with independent legal counsel of their own choosing throughout all negotiations which preceded the execution of this Agreement, and in connection with their execution of this Agreement.

(e) Governing Law; Jurisdiction. THIS AGREEMENT AND THE NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF). The Company irrevocably consents and agrees, for the benefit of the Holder, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Agreement or the Note may be brought in the courts of the State of New York or the courts of the United States located in Manhattan, New York, and, until amounts due and to become due in respect of the Note and all Obligations have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues. The Company irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the Note brought in the courts of the State of New York or the courts of the United States located in Manhattan, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(f) Waiver of Jury Trial. THE COMPANY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE NOTE OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE COMPANY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY

HOLDER WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) THE COMPANY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) THE COMPANY MAKES THIS WAIVER VOLUNTARILY, AND (D) THE COMPANY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE FINANCIAL ACCOMODATIONS MADE FOR THE BENEFIT OF THE COMPANY HEREUNDER AND UNDER THE NOTE AND THE OTHER TRANSACTION DOCUMENTS.

(g) Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.

(h) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 8(h)):

If to the Company:    CIC Limited

House 2, Rarotonga Airport Authority

PO Box 104

Avarua, Rarotonga

Cook Islands

Attn: Simone Fe’ao

Email: [    ]

with a copy (which will not constitute notice) to:

Browne Harvey & Associates PC

PO Box 429

Avarua

Rarotonga, Cook Islands

Attention: Karen Harvey

Email: [    ]

If to the Holder:     American Ocean Minerals Corporation

400 North Ashley Dr.

Suite 1900

Tampa, FL 33602

Attention: Philip Plough

Email: [    ]

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue, New York, NY 10166

Attention: John Gaffney

Email: [    ]

and

Cassels Brock & Blackwell LLP

Suite 3200, 40 Temperance Street

Toronto, Ontario M5H 0B4 Canada

Attention: Jonathan Sherman

Email: [    ]

(i) Entire Agreement; Amendments and Waivers. This Agreement, the Note, the Transaction Documents, and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Agreement or the Note may be amended and the observance of any term of this Agreement or the Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder. Any waiver or amendment effected in accordance with this Section 8(i) shall be binding upon each party to this Agreement and any holder of the Note purchased under this Agreement at the time outstanding and each future holder of all the Note.

(j) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(k) Acknowledgement. In order to avoid doubt, it is acknowledged that the Holder shall be entitled to the benefit of all adjustments in the number of shares of Conversion Shares as a result of any splits, recapitalizations, combinations or other similar transaction affecting the Class A Shares issuable upon conversion of the Note that occur prior to the conversion of the Note.

(l) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(m) Public Statements. Neither Party shall issue any press release or other public statement that identifies the other Party without such Party’s consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Holder shall have the right to make any disclosure it determines is required or advisable under applicable law, regulation, or stock exchange rule (including filings with the Securities and Exchange Commission); provided that, to the extent practicable and not prohibited by law or applicable policy, the Holder will provide the Company with advance notice of such disclosure.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CIC LIMITED, as the Company		AMERICAN OCEAN MINERALS CORPORATION, as the Holder

By:	/s/ Gregory P. Stemm	By:	/s/ Philip Plough
Name: Gregory P. Stemm		Name: Philip Plough
Title: CEO and Co-Chairman of the Board of Directors		Title: Director